SHAREHOLDERS AGREEMENT

TAWREED COMPANIES REPRESENTATION

AND

BOOMERANG USA CORP.

Shareholders Agreement

This Shareholders Agreement (the "Agreement") is made and entered into on this 18th day of June 2009 in Abu Dhabi.

BY & BETWEEN

TAWREED COMPANIES REPRESENTATION, an establishment licensed under the laws of the Emirate of Abu Dhabi and the United Arab Emirates and whose principal address is P.O Box 112358 (hereinafter referred to as the "First Party" which expression shall where the context permits include its permitted successors and assigns) represented by its owner Mr. Mohammed At Qubaisi;

AND

BOOMERANG USA CORP, a company incorporated under the state laws ofthe State of Delaware, USA whose address is 355 Madison Avenue, Morristown, NJ 07960, USA (hereinafter referred to as the "Second Party" which expression shall where the context permits include its permitted successors and assigns) represented by its Business Development Manager Mr. Woody Nash.

(Each hereinafter referred to as the "Party" and/or the "Shareholder" or collectively referred to as the "Parties" and/or the "Shareholders" and/or the "Partners")

WHEREAS

A) The First Party is an establishment licensed in the Emirate of Abu Dhabi and is in the business of company representation and wishes to expand its business in the Emirate of Abu Dhabi;

B) The Second Party is in the business of marketing, designing, engineering, manufacturing, installing, and supporting robotic automation systems, with a current focus on automated car parking systems and automated self storage systems, and wishes to incorporate a similar business (hereinafter referred to as the "Business") in the Emirate of Abu Dhabi with possible additional branches elsewhere in the UAE (hereinafter referred to as the "Territory");

C) The Parties wish to engage in a cooperative and collaborative business alliance that results in enhancing and expanding the Business in the Territory;

D) As a result, the Parties wish to enter into this Agreement to set out the precise nature of the relationship between them and address the Parties' respective duties and obligations together with the financials pertaining to the Business.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

1. Preamble and Annexes:
The above preamble forms an integral part of this Agreement.

2. Definitions and Interpretations:
2.1 In this Agreement, unless the context otherwise requires:
AED	means the lawful currency of the UAB

BUSINESS
means the marketing, designing, engineering, manufacturing, installing, and supporting robotic automation systems, with a current focus on automated car parking systems and automated self storage systems. and any other activities  related thereto.

BOOMERANG PRODUCTS	means al1 products manufactured or sold by the Second Party or any of its affiliates or subsidiaries from time to time;

COMMERCIAL COMPANIES LAW	means the UAB Federal Commercial Companies Law No. 8 of 1984 (as amended);

COMMENCEMENT DATE	means the date of this Agreement;

CONFIDENTIAL INFORMATION
means all information passing from one Party to the other Party relating to the business of the disclosing Party, including but not limited to trade secrets, know how, techniques, products, business and marketing plans and projections. arrangements and agreements with third parties, customer information, formulae, recipes, concepts not reduced to material form, plans and models but excludes information:

	a.	which is in or becomes part of this public domain other than through breach of this Agreement;
	b.	which the receiving Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the disclosing Party or its representatives; or
	c.	which the receiving Party acquires from a third party entitled to disclose it;

COMPETENT AUTHORITIES COMPANY	means the concerned licensing authorities of the Company; means Boomerang Systems Middle East LLC;

FORCE MAJEURE
means any cause preventing either Party from performing any or all of its obligations which arises from or is attributable to EITHER acts, events, omissions or accidents beyond the reasonable control of the Party so prevented including without limitation strikes, lock-outs or other industrial disputes (whether involving the workforce of the Party so prevented or of any other Party), act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, or storm OR war, civil war, armed conflict or terrorist attack, nuclear, chemical or biological contamination or sonic boom;

INTELLECTUAL PROPERTY RIGHTS	means any current and future intellectual property rights and any similar or analogous intangible rights and privileges, including but not limited to:
	a.	all rights under patents, utility models, designs, copyrights, Trademarks in connection with the Products, Services and Know How;
b.
copyrights, trade marks, trade names, domain names, rights in logos and get-up, inventions, Confidential Information, trade secrets and know-how, patents, stock pictures, images, utility models, all rights of whatsoever nature in computer software and data, privacy rights; and

	c.	any rights and privileges related to any of the above;
in every case in any part of the world and whether or not registered, including in relation to the above:
	i.	all granted registrations and all applications for registration;
	ii.	all renewals, reversions or extensions;
	iii.	the right to sue for damages for past infringement; and
	iv.	all forms of protection of a similar nature which may subsist anywhere in the world;

MEMORANDUM	means the memorandum of association of the Company, as the
OF ASSOCIATION	same may be amended, modified or superseded from time to time in accordance with the provisions of the Commercial Companies Law and this Agreement;

PRODUCTS	means any products required by the Company in connection with the Business;

TERRITORY	means the UAE;

TRADEMARKIS	means the registered trademarks, as well as any trademarks, trade dress, copyrights, design patents, utility patents and any other forms of intellectual property rights pertaining thereto; and

UAE	means the United Arab Emirates.

2.2 The headings in this Agreement are for convenience only and will not be used in its interpretation.

2.3 The singular includes the plural and vice-versa where the context requires.

2.4 The masculine includes the feminine and vice-versa where the context requires.

2.5 A reference in this Agreement to any Clause is, except where it is expressly stated to the contrary, a reference to such clause of this Agreement.

2.6 Any reference to any law, order, regulation or other similar instrument shall be construed as a reference to the law, order, regulation or instrument as amended, replaced, consolidated or re-enacted.

2.7 Any reference to this Agreement or to any other document shall include any permitted variation, amendment or supplement to such document.

2.8 A reference to a person in this Agreement includes firms, partnerships and corporations and their successors and permitted assignees or transferees.

2.9 Any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. The Formation of the Company

3.1 As soon as practicable, but no more than two (2) months from the execution of this Agreement, the Parties shall incorporate a limited liability company in the Emirate of Abu Dhabi under the name of "Boomerang Systems Middle East LLC" (the "Company") or such other name as may be mutually agreed upon between the Parties and further approved by the Competent Authorities, to be owned by the Parties pursuant to Clause 3.6 hereunder. The Company shall obtain branch licenses in one or more other Emirates as and when decided by the Board and in conformity with all legal and regulatory requirements.

3.2 The corporate objects of the Company are as stated in the above preamble to this Agreement and the Memorandum of Association of the Company attached as Exhibit A to this Agreement and forming a integral part thereof.

3.3 The Company shall, at all times, conduct its business affairs honestly and independently from the respective businesses of the Parties, provided that the Company may transact business with any Party pursuant to arms length commercial terms. All Products purchased by the Company shall be Boomerang Products unless the Second Party is not able to provide a particular Product needed by the Company.

3.4 The duration of the Company shall be five (5) years. Such period may be automatically renewed for similar terms unless any of the Parties notifies the other Party of his willingness to dissolve the company, within ninety (90) days before the expiration of the duration of the Company, for reasons that materially adversely affect the business of the Company and/or materially adversely affect the Party wishing to terminate the Agreement.

3.5 The Company's Memorandum of Association will be prepared in line with this Agreement and in any event will be in a form and substance satisfactory to the Competent Authorities.

3.6 The Parties will be the initial Shareholders of the Company and the initial share capital of the Company shall be One Hundred Fifty Thousand (150.000) Dirhams, the nominal value of each share being AED 1,000/- (One Thousand UAE Dirhams) and shall be contributed in cash by the Shareholders as follows:

NAME OF SHAREHOLDER	INITIAL CAPITAL SHARE
First Party	51%
Second Party	49%

3.7 All profits of the Company shall be shared equally between the Parties (i.e., 50% to the First Party and 50% to the Second Party). In the event of dissolution of the Company, the Company's assets shall be divided in the same proportion as profits.

3.8 Any changes to the Company's share capital will be in accordance with the provisions of the Commercial Companies Law and the Memorandum of Association of the Company. The Company shall be entitled to satisfy any part or all of its working capital and other financial requirements by way of loans from banks or other external sources on terms approved by the Board of Directors including but not limited to loans from one or both Parties.

4. Management of the Company

4.1 It is agreed and understood that, to the extent permitted by the applicable laws, Clause 4 shall be included in the Memorandum of Association of the Company; and in any event, the Parties hereby agree to abide by said Clause 4.

4.2 The general business and affairs of the Company shall be managed by a Board of Directors in accordance with applicable laws and regulations and the Memorandum of Association of the Company.

4.3 The formation and operation of the Board of Directors of the Company shall be governed by the rules and guidelines set forth as follows:

4.3.1 Unless otherwise agreed in writing by each Shareholder, the initial Board of Directors shall be comprised of four (4) members (each a "Director"). The First Party and the Second Party shall each appoint two Directors.

4.3.2 Each Party shall have the right in its sole discretion to remove and replace any Director appointed by it at any time. Appointment (as well as removal and replacement) shall be made by written notice from the relevant Party to the Company with a copy to the other Party in accordance with the provisions hereof and the Memorandum of Association.

4.3.3 Meetings may be called by a Director upon fourteen (14) days prior notice in writing being given to the other Directors specifying the proposed date, time and location of the meeting together with the details of the matters to be discussed. A meeting of the Board may be called at shorter notice if each of the Directors so agrees in writing. All legitimate business expenses incurred by the Directors in relation to such meetings shall be borne by the Company.

4.3.4 A meeting of the Board shall be held not less than once every six months.

4.3.5 A Director shall be considered present at a meeting of the Board of Directors if he (or she) dials in by telephone or similar technology. All reasonable efforts will be made to hold meetings at a time that is mutually convenient for Directors located in different time zones.

4.3.6 A quorum for purposes of the valid constitution of a meeting of the Board of Directors of the Company shall be three (3) Directors then in office or their alternates. T f the presence of a quorum fails, the Board of Directors meeting shall be reconvened as soon as practicable in accordance with the Memorandum of Association of the Company and in respect of the same agenda. Each Board meeting will be chaired in rotation.

4.3.7 Each Director shall be entitled to one vote. Each Director shall have the power to appoint any other Director to act on his behalf during his absence and at his discretion to remove such alternate Director and on such appointment being made the Alternate Director (except as regards the power to appoint an alternate) shall be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company and every Alternate Director while so acting shall exercise and discharge all the functions powers and duties of the Director whom he represents. Any Director acting as an alternate shall have an additional vote for every Director for whom he acts as alternate in addition to any vote to which he may himself be entitled as a Director. Every appointment and removal of an Alternate Director pursuant to clause 4.3.7 shall be effected by an instrument in writing signed by the appointer and delivered to the principal office of the Company for the time being.

4.3.8 All decisions and resolutions of the Board of Directors shall be passed by unanimous vote of the Directors present at a duly convened meeting of the Board. A resolution in writing signed by four (4) Directors shall be as valid and effective as if it had been passed at a duly convened meeting of the Board.

4.3.9 The Board shall ensure that minutes of their meetings and copies of all resolutions are kept at the head office of the Company.

4.3.1 0 In the event of deadlock, the Parties hereby agree to attempt to find an amicable solution to such deadlock so as to not hinder the business and operation of the
Company.

4.3.11 The business and affairs of the Company shall be managed by the Board of Directors. Subject to any limitations on the duties and authorities of the Board of Directors set forth under the Commercial Companies Law or other applicable law and/or the Memorandum-of Association of the Company, the Board of Directors shall have full power and authority to make all decisions and take all actions on behalf of the Company (which decisions and actions shall be binding on the Company and the Parties) including but not limited to the following:
a) To mortgage, pledge, charge or otherwise encumber any or all of the Company's assets;
b) To give security in the Company's name or guarantee on behalf of the Company any debt, liability or obligation (including without limitation issuing financial guarantees on behalf of the Company relating to obligations of other parties);
c) To enter into any loan or finance or loan arrangement, on behalf of the Company; and including, without limitation, seeking and availing of bank loans, credit facilities, overdrafts, letters of credit, letters of guarantee and all other facilities and executing all related documents in connection with the above.
d) To approve the Company's quarterly budget and commit the Company to any capital expenditure not pre-authorized in said quarterly budget;
c) To engage the Company in any binding obligation outside the ordinary course of business;
f) To nominate the auditor of the Company for approval by the Parties in accordance with applicable law;
g) To open, operate (and close) bank accounts and/or accounts with other financial institutions, to appoint (or modify) the authorized signatories and signatory arrangements, in respect of all such accounts of the Company;
h) To acquire or establish any business additional to the business of the Company or expand or make any material change to the business of the Company;
i) To exit any line of Business previously engaged in by the Company,
j) To take, hold, subscribe for or agree to purchase or acquire shares in the capital of another company;
k) To amalgamate or merge the Company with any other business or company;

I) To implement any proceedings for winding up, reorganizing or dissolving the Company as decided by the Extra Ordinary General Assembly of the Company;
m) To define the trading policies of the company, specifically in the form of materials and consumables purchasing policy;
n) To alter the arrangements for managing the Company as established by the Board;
o) To confirm the appointment of a General Manager, to select and appoint other senior managers of the Company; and
p) To issue one or more Powers of Attorney to the General Manager and/or any other person as and when deemed necessary by the Board.

4.3.12 Without prejudice to Clause 4.3.11 above, the Board shall have the following specific responsibilities:
a) To ensure that the Company accounts are maintained in a proper manner, according lo approved accounting principles, and kept continually up-to-date;
b) To ensure that within ten (10) days of the end of each month, following the Commencement Date. each Party is sent a financial statement and management account, in relation to the business of the Company;
c) To ensure that, the Company is carried on in a proper, prudent, commercial and business like manner;
d) To ensure that the insurable assets of the Company are insured and kept insured with an insurance company of repute and in their full replacement value, against all risks that would usually be insured against by the operator of a business similar to the Company and, in addition, take out indemnity insurance in such amount and against such risks as the Board, shall think necessary or prudent;
e) Within three (3) months of the end of each account reference date, to review, consider and recommend to the Parties approval of the Company's audited accounts;
f) To consider and approve the operating costs of the Company as detailed in the Company's quarterly budget;
g) To consider and approve the work programs and budgets to be submitted to the Board by the General Manager;
h) To approve the budget for advertising and promotional campaigns and material in respect of the Company and its services;

5. General Assembly

5.1 Invitation to and Convening of the General Assembly
The General Assembly of the Company shall be composed of all the Partners. The General Assembly is to be convened pursuant to the invitation of the Company's Board of Directors at least once a year on the date and at the place fixed by the Board within the four (4) months following the end of the financial year.  The Board is required to convene the General Assembly if requested to do so by a number of Partners owning no less than one quarter (25%) of the share capital.  The invitations to attend the General Assembly are to be sent by registered mail with acknowledgment of receipt addressed to each Partner at least twenty one (21) days prior to the date of the meeting. The invitations must indicate the details of the agenda and relevant documents, in addition to the venue, date and time of the meeting.  Each Partner is entitled to attend the General Assembly irrespective of the number of shares he holds. Any Partner may, pursuant to a proxy, authorize another Partner to represent him at the General Assembly, and each Partner shall have a number of votes equal to the number of shares he owns or represents.  Any Partner, which is a company or any other corporate entity, may appoint a duly authorized representative to attend and vote on its behalf at a General Assembly.

5.2 Deliberations and Decisions of the General Assembly
The General Assembly may not deliberate on matters not included in the agenda unless significant issues are disclosed during the meeting of the General Assembly and require discussions.  If any Partner requests that any specific matter be included in the agenda, the Board is required to respond to this request otherwise the relevant Partner may resort to the General Assembly. Each Partner has the right to discuss the matters included in the agenda, and the Board is committed to respond to any questions raised by a Partner provided that such response does not prejudice the Company's interest. If any Partner deems that the reply is not sufficient, he may resort to the General Assembly whose decision shall be binding.  Minutes shall be recorded containing sufficient summary of the General Assembly's deliberations which have been approved. The minutes and decisions of the General Assembly shall be recorded in a special register kept at the Company's head office. Any Partner may peruse the register in person or through a proxy. The Partners and their duly authorized proxies may also peruse the balance sheet, profit and loss account, and the annual report of the Company.  Any decision adopted by the General Assembly in violation to the provisions of the Commercial Companies Law or the Memorandum of Association of the Company, benefiting some Partners or causing damage to other Partners without due regard for the interests of the Company shall be deemed null and void, without prejudice to any bona fide third parties. In such case, only the Partners who objected to the said decision or those who could not object for acceptable reasons may request the cancellation of such decision.

5.3 Binding Character of General Assembly's Decisions
The decisions of the General Assembly passed pursuant to the provisions of Federal Law No. (8) of 1984 Concerning Commercial Companies, as amended, and of the Memorandum of Association of the Company, shall be binding on all Partners including those absent or Dissident.

5.4 Ordinary General Assembly

5.4.1 Annual General Assembly
The agenda for the Annual General Assembly must include the following matters: a) reviewing and approving the report of the Board of Directors on the activities and financial accounts of the Company during the year, as well as the auditor's report;
b) discussing and approving the balance sheet and the profit and loss account;
c) determining the dividends that \\—ill be distributed to the Partners;
d) appointing the members of the Board and fixing their remuneration; and

e) appointing the Auditors and fixing their remuneration.

5.4.2 Powers of the Ordinary General Assembly
The Ordinary General Assembly shall be competent to deliberate on the following matters:
a) to appoint the Board members and fix their remuneration and powers;
b) to approve the audited accounts of the Company;
c) to appoint the Company's Auditors or fix the Company's accounting policy;
d) to approve the business plan and/or budget of the Company;
e) to establish and register branches in the name of the Company; and
f) any other matter not within the competence of the Extraordinary General Assembly pursuant to the provisions of the Commercial Companies Law or the memorandum of Association.

5.4.3 Majority required to pass Resolutions
The resolutions of the Ordinary General Assembly shall not be valid unless adopted by a vote of Partners representing at least seventy five percent (75%) of the share capital of the Company. If the above majority is not achieved at the first meeting, a second meeting shall be convened during the next twenty one (21) days following the first meeting and the resolutions shall be passed with a majority of votes represented therein.

5.5 Extraordinary General Assembly

5.5.1 Powers of the Extraordinary General Assembly
The Extraordinary General Assembly shall be competent to deliberate on the following matters:
a) Increase, reduction or restructuring of the authorized share capital;
b) Adopting any resolutions relating to the issuance of shares;
c) Bringing substantial changes to the nature of the Company's activities or any branch thereof, including the initiation or termination by the Company or one of its branches of any substantial activity;
d) Any merger consolidation or reorganization of the Company with any other company;
e) Any other acts concerning the winding up, dissolution and liquidation of the Company;
f) Amendment of the Memorandum of Association of the Company;
g) Amendment of the Company's name, head office or legal form;
h) Extension of the Company's term; and
i) Requiring compulsory contributions from the Partners in excess of the contributions stipulated in the Company's business plan.

5.5.2 Resolutions of the Extraordinary General Assembly
The resolutions of the Extraordinary General Assembly shall not be valid unless adopted by a vote of Partners representing one hundred percent (100%) of the share capital of the Company;
The unanimous vote of the Partners shall be necessary for any decision increasing the Partners' liabilities;

Any decision reducing the capital of the Company shall not be valid unless an approval thereof is obtained from the competent governmental departments.  In light of the above, the Board is required to notify all related legal documents and any amendments thereto to the Department of Planning and Economy in Abu Dhabi.

In any case, all written resolutions signed by all Shareholders shall be binding on the Company in the same manner as resolutions adopted at a duly convened General Assembly.

6. General Manager

6.1 The Board shall delegate its powers of management in respect of the day-to-day management to a General Manager to be appointed in due course. The General Manager shall at all times be responsible and subject to the control of the Board. The remuneration of the General Manager shall be decided and annually reviewed by the Board at the Board's discretion.

6.2 The General Manager shall be responsible for the day-to-day management of the Company and he shall have all powers not reserved to the Board. His powers shall include (but not be limited to) the following:
a) Establishing and maintaining the Company's accounting systems and financial controls in connection with the business of the Company and ensuring that the Company accounts are maintained according to established accounting principles and practices;
b) Detell1lining the operating costs and capital requirements of the Company and preparing work programs and budgets for approval by the Board;
c) Supervising and controlling the performance by the Company's employees of their duties and obligations within their respective job descriptions and ensuring that the Company's assets and finances are sufficiently protected in order to avoid any mismanagement or misappropriation of funds;
d) Planning and implementing advertising and promotional campaigns and material in respect of the Company and its services;
e) Applying for and obtaining for the Company telephone, facsimile and telex connections and applying for and obtaining all necessary amenities and pell1lissions and no objections and approval from all public utilities and bodies;
f) Source, approve and maintain all sub-contract requirements;
g) On behalf of and at the cost of the Company maintaining in force the lease or leases of premises as required by the Company to carry on its business and for maintaining its licenses;
h) Reporting to the Board at its regular meetings and otherwise as and when called upon to do so.
i) Communicating to all Directors the substance of what is communicated about the Company to any other Director(s).
j) Engaging and dismissing employees of the Company;
k) Signing, filing, delivering and submitting application forms and other document~ to the Department of Immigration and Naturalization for the purpose of obtaining transit visas, visit visas, and other types of visas or entry permits on behalf of the Company and to sign and file any document, forms or papers that may be required by the Department of Immigration and Naturalization;

l) Signing, filing and delivering any application forms or documents or papers that may be required by: Labor Ministry and labor authorities; Abu Dhabi Municipality; Abu Dhabi Chamber of Commerce and Industry; Ministry of Economy; Any other Ministry and or Government Office or Department; Any statutory or administrative body, local authority or body;
m) Signing and carrying on correspondence with all or any governmental office, departments and ministries and statutory and administrative bodies on behalf of the Company in relation to any of the matters mentioned above;
n) Generally monitoring the Company's performance on a day-to-day basis and taking whatever steps may be necessary from time to time to improve the performance and profitability of the Company;
o) Operating the Company's bank accounts (or other accounts) in relation to the dayto- day operations of the Company as per an account mandate approved by the Board of Directors which shall provide that the General Manager may sign checks (or make payments by wire transfer or similar means) in the amount of AED 20,000 (twenty thousand) or less. The mandate shall provide that any amount exceeding AED 20,000 (twenty thousand), whether paid in one payment or collectively through multiple payments made within a 90 day period requires the written approval of the Board of Directors; and
p) Causing all employees at the start of their employment by the Company to execute one or more agreements (in a form approved by the Board) regarding noncompetition, confidentiality and Intellectual Property assignment in favor of Second Party.

6.3 The General Manager shall procure that a written agenda for each meeting of the Board specifying the matters to be raised at the meeting is sent together with the notice convening the meeting to all Directors-and their alternates not less than seven days before the date of the meeting.

6.4 The General Manager shall have all the powers and duties granted to him by virtue of this Agreement to manage the Company, except for those reserved specifically for the Board of Directors and the General Assembly.

7. Understanding of the Parties

7.1 The First Party agrees and undertakes to perform in a diligent and professional manner the following:
a) To provide to the Company initial office premises free-of-charge for the operation of the Business in the Emirate of Abu Dhabi. The written approval of the Second Party in relation to such facility shall be required prior to the commencement of the Business. Should the Second Party not approve the facility, the First Party agrees to take all necessary steps to ensure that the facility meets the Second Party's requirements for the operation of the Business. The obligation to provide such premises free-of-charge shall terminate if the Company's office space requirements exceeds the area of the initial office premises ...

b) To carry out and facilitate any formalities required from time to time so as to enable the Company to carry out is Business in the Territory, including without limitation assisting in obtaining all necessary licenses and authorizations in each Emirate in the UAE where the Board determines that the Company shall conduct business.
c) To procure the Company with a Lease Agreement in the Company's name pertaining to the lease of the premises and to insure that such lease is constantly renewed and in legal order.
d) To keep strictly confidential all the know-how and other information acquired from the Second Party whether in mitten, oral or any other form or forms. both during the term of this agreement and thereafter.
e) To not provide or accept any form of direct or indirect compensation for providing any products or services identical, similar, or related to the Business except through the Company for as long as it has an ownership stake in the Company and for 36 months after divesting its ownership stake.
f) To provide the Company with its share of cash required for starting up the Business and as forecasted prior to the execution of this Agreement.
g) To provide the Company Additional Capital Contributions if and as decided by the Extra Ordinary General Assembly of the Company if the business so requires.
h) To use its best endeavors to procure customers and acquire business for the Company.
i) To actively participate in professional marketing plans to increase the sales in the Territory and to conduct its best efforts to reflect the market trend, rates and various jobs intended to be undertaken by the Company.
j) To transfer and assign all the order books for its potential customers to the Company once the Company becomes operational.
k) To communicate with the Second Party on regular basis regarding any new developments related to the Business.
l) To have the Company reimburse the Second Party once the Company receives positive cash flow for 50% of any mutually agreed to out of pocket expenses related to the Business provided the First Party can provide adequate documentation that sold expenses were previously paid in full (or committed to be paid in full) by the Second Party.
m) To perfolTI1 all obligations under the Intellectual Property Rights license set forth under 7.3.5.
n) Not to compete, or represent any competitor, related to the Business or any endeavors substantially similar to the Business for a period equal to the telTI1 of this Agreement plus three (3) years.

7.2 The Second Party hereby undertakes to perfolTI1 in a diligent and professional manner in and all of the following services in connection with the Business:
a) To provide the knowledge, technology and know-how relating to the Business and to make every effort to work at II level defined by the customer's requirements.

b) To license to the Company to a properly executed license agreement (as contemplated by Clause 7.3.5), certain intellectual property, including but not limited to, the technical know-how, infolTI1ution, drawings and specifications for the development of robotics, automated parking systems and automated car wash systems.
c) To assist the First Party in acquiring new business by providing the latter with complete information on technology, specification, drawings, visual or audio recordings literature or catalogs related to the Business.
d) To technically train an agreed number of the Company's personnel in relation to the Business, on site or in the USA as necessary. The time and period of such training shall be decided by mutual consultation of the Parties and all the expenses related to such training shall be borne by the Company.
e) To provide the Company with its share of cash required for starting up the Business and as forecasted prior to the execution of this Agreement.
f) To provide the Company Additional Capital Contributions if and as decided by the Extra Ordinary General Assembly of the Company if the business so requires.
g) To provide the Company with a reasonable quotation for any project to be undertaken by the Company in the Territory bearing in mind that such quotation will include a fair profit margin to cover the overhead and profit of the Second Party's parent company. Such quotation shall be in line with the First Party's recommendation vis-a-vis the project and the customer.

7.3 The Parties hereby mutually agree to the following:

7.3.1 To run and develop the business in a professional manner and to an extent defined by the Board from lime to time and in total compliance with the Articles of Association.

7.3.2 To prepare a detailed budget for the operation of the Company and to spend in line
with such budget                                                           .

7.3.3 To invest equally in the Company at start-up and make capital calls as set forth in as and when decided by the Extra ordinary General Assembly of the Company.

7.3.4 To mark up the quotation received from the Second Party regarding a project to be undertaken in the Territory in a way that maximizes profit for the Company without affecting its sales operations.

7.3.5 That all Intellectual Property Rights, including without limitation, know-how, formulas, the Boomerang name (and all derivations thereof) secret data, trademarks, patents, copyrights and all other related information, brought forward by the Second Party for the operation of the Business and in connection with this Agreement shall remain vested in the Second Party at all times. The Parties further agree that all inventions, discoveries, trade secrets, designs and improvements created or made by the either Party and which arise out of the Business are and will be the sole and exclusive ownership of the Second Party by virtue of this agreement and without the need for execution of any further assignment by Firs! Party or the Company. The Second Party shall grant the Company a license to use such intellectual property rights throughout the duration of the Company.

7.3.6 The Parties further agree that any equipment, tools and machinery purchased after the execution of this Agreement and during the course of business shall remain the property of the Company. In the event of termination of this Agreement or winding up of the Company, all such equipment, tools and machinery shall be sold and the proceeds pertaining thereto shall be split evenly between the Parties.

8. Compliance with Ancillary Agreements

Each party hereby agrees and undertakes to' the other Party to procure the compliance of the Company with its obligations under any Agreement required to fulfill the objects of the Company.

9. Dividend Policy

Nothing in this Agreement is intended to limit the extent to which the Company may declare and pay dividends to the Shareholders in respect of each Financial Year during the term of this Agreement, and the Company shall pay such dividends (whether cash or otherwise) as may be declared by the Board of directors pursuant, and subject to the Commercial Companies Law and the Memorandum of Association.

10. Budgets and Financial Information

10.1 The Shareholders shall procure that the Board of Directors will prepare and deliver to them in the agreed format:
a) Prior to the commencement of each financial year, an annual budget and cash flow forecast for the next financial year;
b) Within 10 days of the end of each month, an audited management account (including comparisons against budget) made up to the end of each month;
c) Annual audited accounts of the Company within one month of the end of the financial year to which they relate;
d) As and when available, full details of any actual or prospective material change in the business or the financial position or affairs of the Company.
e) Follow GAAP accounting standards.

11. Dealing with Shares

11.1 No Shareholder shall pursuant to article 9 of the Memorandum of Association and without obtaining prior approval of the other Shareholder:

11.1.1 Sell, assign, transfer, pledge, mortgage, charge or otherwise encumber any share of any interest in any share;

11.1.2 Grant an option over any share or any interest in any share; or

11.1.3 Enter into any agreement in respect of the votes attached to any share.

11.1.4 A transfer of any share pursuant to Article 9 of the Memorandum of Association shall be on the following conditions:

11.1.5 If the Shareholder transfers any share to a person who is not already a Shareholder it shall require the transferee as a condition of the transfer to execute a deed in the form of the Deed of Adherence confirming to the other Shareholders that it shall be bound by this Agreement as a Shareholder in respect of each share transferred;

11.1.6 Each Shareholder shall procure that the Board registers in the Register a transfer of shares carried out in accordance with this Agreement and the Memorandum of Association in the agreed form.

12. Winding up of the Company

The Parties shall (unless they agree otherwise in writing) procure that the Company is wound up in accordance with the provisions of the Commercial Companies Law and the Memorandum of Association. Following winding up, the Boomerang name (and any derivations thereof) may not be used by the First Party.

13. Compliance with this Agreement

Each Shareholder undertakes to the others that it shall take all practicable steps including, without limitation, the exercise of votes it directly or indirectly controls at meetings of the Board of Directors and General Assembly of the Company to ensure that the terms of this Agreement are complied with and to procure that the Board of Directors and the Company complies with its obligations and that it shall do all such other acts and things as may be necessary or desirable to implement this Agreement.

14. Term and Termination

14.1 The Term of this Agreement shall commence on the Commencement Date and shall expire upon the expiration of the duration of the Company (the "Term"), unless terminated earlier as provided in Clause 14.2 below.

14.2 This Agreement may terminate earlier than upon the expiration of the duration of the Company by the first to occur of:
a) An agreement between all the Parties to terminate this Agreement;
b) Upon ninety (90) days written notice, before the expiration of the period specified for the Company, of one Party to the other Party expressing his willingness to dissolve the Company, in compliance with clause 3.4; and/or
c) Termination and liquidation of the Company as per the Memorandum of Association.

d) Upon five (5) days written notice of one Party to the other of a breach of any term of this Agreement that is not cured within the five (5) day notice period.

15 Liabilities of Shareholders

15.1 The Shareholders shall have no liability with respect to liabilities and obligations of the Company.

15.2 Each Shareholders shall remain liable to the other related to any breach of this Agreement, including, without limiting the foregoing, any breach of Clause 7.

16. Confidentiality

16.1 Each Party may use the Confidential Information of a disclosing Party only for the purposes of this Agreement and must keep confidential all Confidential Information of each disclosing Party except to the extent (if any) the recipient of any Confidential Information is required by law to disclose the Confidential Information.
16.2 Either Party may disclose Confidential Information of the other Party to those of its employees and agents who have a need to know the Confidential Information for the purposes of this Agreement but only if the employee or agent executes a confidentiality undertaking in a form approved by the other Party.

17. Intellectual Property Rights

17.1 Nothing in this Agreement shall give either Party any rights in respect of the Intellectual Property Rights of the other Party and each Party acknowledges that it shall not acquire any of the Intellectual Property Rights of the other Party and that all such Intellectual Property Rights remain vested at all times in the respective Party.

18. Notices

All notices delivered pursuant to the provisions hereof shall be deemed delivered when (a) actually delivered by hand, (b) ten days after being sent by registered mail, or (c) two days after being sent via a nationally recognized courier service. or (d) one day after being sent by facsimile, to the recipient's address or facsimile number set forth hereunder, or to such other address or facsimile number of which the recipient last shall have notified the other Party in writing:

For the First Party:
Tawreed Companies Representation
P.O. Box 112358, Abu Dhabi, UAE
Tel: +971-24952734 Fax: +971-26740066
Attention: Mr. Cyrus Hodes

For the Second Party:

BOOMERANG USA CORP.
355 Madison Avenue, Morristown, NJ, 07960, USA
Tel: +18004941421 Fax: +1973 387 8512
Attention: Mr. Woody Nash- Business Development Manager

19. Governing Law and Arbitration

19.1 This Agreement shall be governed by and construed in accordance with the laws of the Emirate of Abu Dhabi and the United Arab Emirates.

19.2 Should a dispute arise between the Parties, the Parties will meet and attempt to come to an amicable agreement. If they fail to reach a resolution within 30 days or then the dispute may be referred to final and binding arbitration by either Party.

19.3 Subject to Clause 19.2, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, may be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCTA) as applied by the Dubai international Financial Center (the "DIFC"), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be Dubai. The language to be used in the arbitration shall be English.

19.4 Notwithstanding any provision to contrary in this Agreement, this Clause 19 shall survive the expiry or termination of this Agreement or any other provision hereof7

20. Miscellaneous

20.1 Expenses: the Parties shall jointly bear all legal and other costs and expenses in connection with the preparation, negotiation and execution of this Agreement. All fees and expenses incurred in connection with the formation of the Company shall be accounted for in the financial records of the Company. All reasonable expenses incurred individually by any of the Parties for the purposes of establishing the Company shall be reimbursed by the Company to the Party incurring the expense, upon the Company's establishment as a legal entity, provided that the Party incurring the expense provides the Company with an invoice for such expenses (to be charged at cost, with no mark-up) with appropriate receipts and/or documentation.

20.2 Assignment: This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assignees. Neither this Agreement nor any rights or obligations hereunder may be assigned, in whole or in part, by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

20.3 Completion: Each of the Parties hereto endeavors, in good faith and in a spirit of cooperation, to successfully and timely complete the transactions contemplated by this Agreement.

20.4 Severability of Provisions: If, for any reason whatsoever, any provision of this Agreement should be proven to be invalid, in whole or in part, such invalidity shall only affect the portion of such provision which shall be proven to be invalid and in all other respects this Agreement shall remain in full force and effect and unaffected by such invalid provision as if the same had not been included herein.

20.5 Clause Headings: Clause headings contained herein are for convenience of reference purposes only and shall not be used in the construction or interpretation of this Agreement.

20.6 No Waiver of Rights and Default: No failure or delay of a Party in the exercise of any right given to such Party hereunder shall constitute a waiver of such right, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. The waiver by a Party of any default by the other Party under any provision hereof shall not be deemed to be a waiver of any subsequent default of any other right.

20.7 Language: This Agreement has been negotiated and drafted in the English language. If reference to an Arabic translation in required, any ambiguity in the Arabic text or any disagreement concerning the Arabic text shall be resolved by reference to the English text. All communications between the Parties shall be in the English language, and in the event of any dispute or controversy, English shall prevail.

20.8 Remedies Cumulative: Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by the First Party or by the Second Party of any other rights or the seeking of any other remedies against the other, or its successors or assigns. Nothing contained herein shall preclude a Party from seeking equitable relief, where appropriate,

20.9 Entire Agreement and Amendment: This Agreement and the other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification or discharge is sought.

20.10 No Commercial Agency: The Parties expressly agree that this is not a commercial agency agreement and that the First Party is not the commercial agent of the Second Party. The First Party undertakes that it will not make any attempt to register this Agreement (or make any other registration) with the V.A.E. Ministry of Economy (or any other authority) pursuant to the V.A.E. Federal Law No. 18 of 1981 Governing Commercial Agencies, as amended or any similar law or regulation.

20.11 Survival: Clauses 7, 15, 16, 17 and 19 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative on the date set forth below.

First Party
Tawreed Companies Representation

Second Party
Boomerang USA Corp.